EXHIBIT 10.26

AMENDMENT NO. 1

TO THE

COMPLETE PRODUCTION SERVICES, INC.

2008 INCENTIVE AWARD PLAN

This Amendment No. 1 (“Amendment”) to the Complete Production Services, Inc. 2008 Incentive Award Plan (the “Plan”), is adopted by Complete Production Services, Inc., a Delaware corporation (the “Company”), effective as of May 21, 2009. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A. Pursuant to Section 1.1 and 11.2 of the Plan, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) acts as Administrator and is responsible for general administration of the Plan. Section 11.2 of the Plan authorizes the Board, at any time and from time to time, to exercise any and all rights and duties of the Committee, subject to certain limitations.

B. The Committee and the Board believe it to be in the best interest of the Company and its stockholders to amend the Plan to increase the maximum aggregate number of shares of Common Stock which may be issued pursuant to Section 2.1 of the Plan.

C. Section 12.1 of the Plan provides that the Administrator may amend the Plan to increase the maximum aggregate number of shares of Common Stock which may be issued pursuant to Section 2.1 of the Plan, subject to approval by the stockholders of the Company within twelve (12) months of such action by the Administrator.

AMENDMENT

1. Subject to approval by the stockholders of the Company, Section 2.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“2.1. Shares Subject to Plan.

(a) Subject to Section 12.2(a) and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be equal to eight million nine hundred thousand (8,900,000) (“Authorized Shares”), representing an increase of 6,400,000 shares since the Plan’s inception. In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any unvested shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be automatically increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). In no event, however, shall the aggregate number of shares available for issuance pursuant to Incentive Stock Options under the Plan exceed 8,900,000. Of the 6,400,000 shares of Common Stock added to the Plan effective as of May 21, 2009, not more than 4,900,000 shares of Common Stock shall be available for full value awards granted under the Plan. For these purposes, full value awards shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary)”

2. Except as otherwise expressly set forth in this Amendment, the Plan and each award agreement to be entered into pursuant thereto, shall remain in full force and effect in accordance with its terms.

3. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

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